Exhibit 10.17

NOTE AND WARRANT PURCHASE AGREEMENT

BY AND AMONG

ISI DETENTION CONTRACTING GROUP, INC.,

WILLIAM BLAIR MEZZANINE CAPITAL FUND III, L.P.

AND

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO

DATED AS OF OCTOBER 22, 2004

i

	4.5	Restrictive Covenants	26

	4.6	Affirmative Covenants	31

	4.7	Financial Covenants	35

	4.8	Covenants Related to ISI*MCS and Green Wing	35

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		36

	5.1	Organization, Qualifications, Authority and Corporate Power	36

	5.2	Subsidiaries	36

	5.3	Authorization of Agreements, Etc	36

	5.4	Validity	37

	5.5	Authorized Capital Stock	37

	5.6	Solvency	38

	5.7	Assets	38

	5.8	Tax Matters	38

	5.9	Contracts and Commitments	39

	5.10	Litigation, Etc	40

	5.11	Brokerage	40

	5.12	Insurance	40

	5.13	Employees	41

	5.14	Environmental and Safety Matters	41

	5.15	Plans	42

	5.16	Affiliated Transactions	43

	5.17	Other Agreement Representations	43

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		43

	6.1	Organization and Good Standing	43

	6.2	Authorization; Power	43

	6.3	Validity	44

	6.4	Accredited Investor	44

	6.5	Purchase for Own Account; Acknowledgment of Risk	44

	6.6	No Violation	44

7.	EVENTS OF DEFAULT		44

	7.1	Definition	44

	7.2	Consequences of Events of Default	47

8.	THE GUARANTIES		48

	8.1	Guaranty Unconditional	48

	8.2	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances	49

	8.3	Waivers	49

	8.4	Limit on Recovery	50

	8.5	Stay of Acceleration	50

	8.6	Benefit to Guarantors	50

	8.7	Guarantor Covenants	50

9.	MISCELLANEOUS		50

	9.1	Expenses	50

	9.2	Remedies	51

	9.3	Amendments and Waivers	51

	9.4	Survival of Agreement; Indemnities	52

	9.5	No Setoffs, Etc	52

	9.6	Successors and Assigns	52

	9.7	Severability	52

	9.8	Counterparts	52

	9.9	Descriptive Headings	53

	9.10	Governing Law	53

	9.11	Notices	53

	9.12	Consideration for Securities; Treatment of Fees	54

	9.13	No Strict Construction	54

	9.14	Complete Agreement	54

	9.15	Indemnification	54

	9.16	Payment Set Aside	57

	9.17	Jurisdiction and Venue	57

	9.18	WAIVER OF RIGHT TO JURY TRIAL	58

	9.19	Certain Waivers	58

	9.20	Transfer Restrictions	58

LIST OF EXHIBITS

Exhibit A – Form Note

Exhibit B – Form of Warrant

Exhibit C – Stockholders’ Agreement

LIST OF SCHEDULES

Affiliated Transactions Schedule

Assets Schedule

Brokerage Schedule

Capitalization Schedule

Contracts Schedule

Construction Contracts Schedule

Employees Schedule

Environmental Schedule

Fees and Expenses Schedule

Indebtedness Schedule

Insurance Schedule

ISI MCS Schedule

Litigation Schedule

Permitted Encumbrances Schedule

Reorganization Schedule

Restricted Business Schedule

Taxes Schedule

Use of Proceeds Schedule

NOTE AND WARRANT PURCHASE AGREEMENT

THIS NOTE AND WARRANT PURCHASE AGREEMENT is entered into as of October 22, 2004 (this “Agreement”), by and among ISI Detention Contracting Group, Inc., a Delaware corporation (the “Company”), the Guarantors from time to time parties hereto for purposes of Section 8 hereof, and William Blair Mezzanine Capital Fund III, L.P., a Delaware limited partnership (the “Purchaser”).

The parties hereto agree as follows:

1.                                       Definitions.

1.1                                 Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Accounting Changes” means:  (a) changes in accounting principles required by GAAP and implemented by the Company or any of its Subsidiaries; (b) changes in accounting principles recommended by the Company’s certified public accountants and implemented by the Company; and (c) changes in the carrying value of the Company’ or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Related Transactions.

“Affiliate” shall mean any Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Company, (b) that beneficially owns or holds five percent (5%) or more of the voting control or Capital Stock of the Company, or (c) five percent (5%) or more of the voting control or Capital Stock of which is beneficially owned or held by the Company; provided, however, that the term “Affiliate” shall specifically exclude the Purchaser and any Affiliate of the Purchaser and the ISI Affiliates.

“Board” means the board of directors (or comparable governing body) of a Person.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the State of Illinois or other day on which banking institutions are authorized or obligated to close in Chicago, Illinois.

“Bonus Plan” means the ISI Detention Contracting Group, Inc. Executive Bonus Plan approved and effective as of October 22, 2004.

“Capital Expenditures” means, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for Capital Lease Obligations) by the Company and its Subsidiaries during such period that are required by GAAP, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of the Company and its Subsidiaries.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Capital Stock” shall mean (a) in the case of a corporation, voting capital stock; (b) in the case of a partnership, voting partnership interests (whether general or limited); (c) in the case of a limited liability company, voting membership or similar interests; or (d) voting equity interests, in the case of any other Person.

“Cash Equivalents” means:  (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances issued or accepted by any financial institution or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (i) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one (1) year after issuance or acceptance thereof; and (e) shares of any money market mutual or similar funds that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Change In Control” means (a) any event whereby the Company ceases to own and control 100%, directly or indirectly through one or more Subsidiaries, of the economic and voting rights associated with all of the outstanding Capital Stock of any of its Subsidiaries; (b) a sale, transfer or other disposition of all or substantially all of the assets of the Company or any of its Subsidiaries in any transaction or series of transactions; or (c) any recapitalization, reorganization, reclassification, merger, consolidation or exchange to which the Company is a party and as a result of which any other Person or Persons or its or their Affiliates (other than the owners of the Capital Stock of the Company, and holders of rights to acquire Capital Stock of the Company, as of the date hereof) owns a majority of the Capital Stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the members of the Board of the Company.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral (as defined in the Senior Loan Documents); (b) the Senior Debt; (c) the employees, payroll, income or gross receipts of the Company; (d) the Company’s ownership or use of any properties or other assets; or (e) any other aspect of the Company’s business.

“Charter Documents” shall mean Articles of Incorporation, Certificate of Incorporation, certificate of limited partnership, certificate of limited liability company, charter or analogous organic instrument filed with the appropriate Governmental Authority, including all amendments and supplements thereto.

“Closing Date” means October 22, 2004.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Common Stock” means the common stock of the Company, $1.00 par value per share.

“Compliance Certificate” shall mean the Compliance Certificate or similar report required to be provided by the Company to the Senior Lender pursuant to the Loan and Security Agreement.

“Consolidated Entity” means, collectively, the Company and its Subsidiaries that are consolidated for financial reporting purposes.

“Consolidated Net Income” means, for any Person, the consolidated net income of such Person during the measuring period, determined in accordance with GAAP, excluding the following:  (a) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person; (b) the income (or deficit) of any Person (other than a Subsidiary) in which such Person has an ownership interest except to the extent any such income has actually been received by such Person or any of its Subsidiaries in the form of cash dividends or distributions; (c) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (e) any net gain attributable to the write-up of any asset; (f) any net gain from the collection of the proceeds of life insurance policies; (g) any net gain arising from the acquisition of any securities, or the extinguishment of any Indebtedness, of such Person or any of its Subsidiaries; (h) in the case of a successor to such Person or any of its Subsidiaries by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (i) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person:  (a) with respect to Indebtedness guaranteed by any Person and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (d) any agreement, contract or transaction involving commodity options or future contracts; (e) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (f) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Current Interest” shall have the meaning assigned to such term in the Note.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a State of the United States of America.

“EBITDA” means, for any period of determination, the Consolidated Net Income of the Company and its Subsidiaries before deductions for Taxes, Interest Expense, depreciation, amortization and other mutually agreed upon non-cash items, calculated prior to (a) any gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business), (b) extraordinary gains and losses, and (c) non-recurring items approved by the Purchaser.

“Employee Benefit Plans” means, as to any Person, any pension, retirement, Capital Stock option, Capital Stock purchase, Capital Stock award, Capital Stock appreciation rights, savings or profit sharing plan, program, arrangement or agreement (including trust agreements and insurance contracts implementing such plans, programs, arrangements or agreements), or any deferred compensation, consulting, bonus incentive compensation, group insurance, severance or termination pay, welfare or employee benefit plan, program, arrangement or agreement, relating to employees or former employees of such Person or any of its Subsidiaries.

“Employment Agreements” means those certain Employment Agreements between Detention Contracting Group, Ltd., a Texas limited partnership and Subsidiary of the Company, and each of Samuel C. Youngblood, Donald J. Carr, Michael R. Sweet, Mark S. McDonald and Timothy N. Moxon, each dated as of the date hereof.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law relating to Hazardous Materials, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by the Company, wherever located and, in any event, including all of the Company’s machinery and equipment, and all products and proceeds thereof and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, are treated as a single employer within the meaning of §§ 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means, with respect to the Company or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of the Company or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by the Company or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or Tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“Fees” means any and all fees payable to the Senior Lender pursuant to the Senior Loan Documents or to the Purchaser pursuant to this Agreement and the other Transaction Documents.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of the Company and its Subsidiaries delivered in accordance with Section 4.1.

“Fiscal Year” means each annual accounting period of the Company ending on December 31.

“Fixed Charge Coverage Ratio” means the ratio of the Company’s (i) EBITDA minus non-financed Capital Expenditures to (ii) Fixed Charges.

“Fixed Charges” shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all Indebtedness of the Company and its Subsidiaries, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all Capital Lease Obligations of the Company and its Subsidiaries, on a consolidated basis, plus actual payments of cash interest during the applicable period with respect to all Indebtedness of the Company and its Subsidiaries, on a consolidated basis, for borrowed money including Capital Lease Obligations, plus payments during the applicable period in respect of cash income or franchise taxes of the Company and its Subsidiaries, on a consolidated basis.

“Fixtures” means all “fixtures” as such term is defined in the UCC, now owned or hereafter acquired by the Company.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one (1) year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long term debt, revolving credit and short term debt extendible beyond one (1) year at the option of the debtor, and also including the Senior Debt and the Obligations.

“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time (subject to the provisions of Section 1.2 hereof).

“Governing Documents” shall mean the Charter Documents and Organizational Documents of a Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through Capital Stock or capital ownership or otherwise, by any of the foregoing.

“Green Wing Lease” means that certain First Fully Restated Commercial Lease Agreement, executed as of October 22, 2004, to be effective February 1, 2004, by and between the Company and Green Wing Management, Ltd., as amended, restated, supplemented or otherwise modified from time to time, pursuant to which the Company leases the premises located at 12903 Delivery Drive and 12918 Delivery Drive, San Antonio, Texas.  “Green Wing Documents” means the Green Wing Lease and any and all other documents pursuant to the Green Wing Lease.

“Guarantors” means ISI Detention Contracting Group, Ltd., a Texas limited partnership, ISI Detention Contracting Group, Inc., a Texas corporation, ISI Detention Contracting Group, Inc., a California corporation, ISI Detention Contracting Group, Inc., a New Mexico corporation, ISI Detention Systems, Inc., a Texas corporation, ISI Detention Systems, Ltd., a Texas limited partnership, Metroplex Control Systems, Inc., a Texas corporation, ISI Controls, Ltd., a Texas limited partnership, Metroplex Commercial Fire and Security Alarms,

Inc., a Texas corporation, and MCFSA, Ltd., a Texas limited partnership, each a Subsidiary of the Company.

“Hazardous Material” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith; (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured; (c) all obligations evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital Lease Obligations and the present value of future rental payments under all synthetic leases; (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured; (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured; (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) “earnouts” and similar payment obligations.

“Intangible Assets” means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, Intellectual Property Rights, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

“Intellectual Property Rights” means all (a) patents, patent applications, patent disclosures and inventions; (b) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data, databases and documentation thereof; (f) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, technical data, copyrightable works and customer and supplier lists and information); (g) other intellectual property rights; and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Interest Expense” means interest expense (whether cash or non-cash) deducted in the determination of consolidated net income in accordance with GAAP, including interest expense with respect to any Funded Debt and interest expense that has been capitalized, less, in each case only to the extent included in the determination of interest expense the amortization of capitalized fees and expenses incurred with respect to the Related Transactions, amortization of any original discount attributable to any Funded Debt or warrants, and interest paid in kind.

“Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by the Company, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of the Company for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in the Company’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” as applied to any Person means (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, Capital Stock, securities, assets or ownership interest (including partnership interests and joint venture interests) of any other Person or (b) any capital contribution by such Person to any other Person.

“IPO” means a firm commitment underwritten initial public offering and sale of Common Stock pursuant to an effective registration statement under the Securities Act.

“IRS” means the United States Internal Revenue Service.

“ISI Affiliates” means ISI Ltd. and ISI GP.

“ISI GP” means ISI*MCS GP, Inc. a Texas corporation and the general partner of ISI Ltd.

“ISI Ltd.” means ISI*MCS, Ltd., a Texas limited partnership.

“ISI MCS Documents” means those documents identified on the ISI MCS Schedule attached hereto.

“ISI MCS Transaction” means (a) the formation of each of the ISI Affiliates, (b) the assignment, transfer, contribution, sale or other disposition by Samuel C. Youngblood and Donald J. Carr of certain assets of the Company distributed to them pursuant to the Reorganization Documents and (c) the grant to the Company by Messrs. Carr and Youngblood of an option to acquire, in the aggregate, a thirty percent (30%) interest in ISI Ltd. (the “Starco Warrant”).

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest or encumbrance, easement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Loan and Security Agreement” means that certain Loan and Security Agreement of even date herewith, by and among the Company, the Senior Lender and the Guarantors, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms and consistent with the terms of the Senior Subordination Agreement.

“Majority Holders” means the holders of a majority of the outstanding principal amount of the Note and the holders of a majority of the Warrant Stock (on an as-converted basis).

“Master Subcontract Agreements” means, collectively, that certain (a) Master Subcontract, by and between ISI Ltd. and ISI Detention Contracting Group, Inc., a Texas corporation, (b) Master Subcontract, by and between ISI Ltd. and MCFSA, Ltd., a Texas limited partnership, and (c) Master Subcontract, by and between ISI Ltd. and ISI Controls, Ltd., a Texas limited partnership, each effective as of September 30, 2004.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Company and its Subsidiaries considered as a whole; (b) the Company’s ability to pay any of the Obligations in accordance with the terms of this Agreement, the Note and the Warrant; or (c) the Purchaser’s rights and remedies under this Agreement and the other Transaction Documents.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.

“Note” means that certain Senior Subordinated Promissory Note dated October 22, 2004, in the aggregate original principal amount of Fifteen Million Three Hundred Thousand Dollars ($15,300,000), made payable by the Company in favor of the Purchaser, in substantially the form as set forth in Exhibit A attached hereto, with appropriate insertions, as may be amended, restated, substituted, replaced or otherwise modified from time to time.

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including any and all of the obligations of the Company or any of its Subsidiaries with respect to the repayment or the performance, when due, of any obligation (monetary or otherwise) of such respective party arising under or in connection with this Agreement, the Note, the Warrant or any other document delivered in connection therewith, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Transaction Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Company in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to the Company under this Agreement or any of the other Transaction Documents.

“Option Plan” shall mean that certain 2004 Stock Incentive Plan of ISI Detention Contracting Group, Inc. (a Delaware corporation) dated October 22, 2004.

“Organizational Documents” shall mean the by-laws, partnership agreement, operating agreement or analogous instrument governing the respective operations of the Company and its Subsidiaries including, without limitation, the Stockholders’ Agreement, and including all amendments and supplements, respectively, thereto.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Encumbrances” means the following: (a) Liens for Taxes or assessments or other governmental Charges not yet delinquent or being contested in good faith through appropriate proceedings; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Company is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 7; (h) zoning restrictions, building costs, easements, licenses, or other restrictions or encumbrances on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) Liens in favor of the Senior Lender; (j) Liens existing on the date hereof which Liens are set forth on the Permitted Encumbrances Schedule; and (k) Liens securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness, provided that the Liens attach only to the assets financed by such Indebtedness.

“Permitted Indebtedness” means:

(a)           the Obligations;

(b)           the Senior Debt;

(c)           Indebtedness not to exceed $600,000 in the aggregate at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases;

(d)           Indebtedness identified on the Indebtedness Schedule,

(e)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)            Indebtedness secured by Permitted Encumbrances;

(g)           operating lease obligations requiring payments not to exceed $500,000 in the aggregate for the Company and its Subsidiaries during any Fiscal Year of the Company; and

(h)           intercompany Indebtedness.

“Permitted Investments” means Investments by the Company and its Subsidiaries in Cash Equivalents.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that the Company or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Company.

“Potential Event of Default” means any event or occurrence which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

“Qualified Plan” means a Pension Plan that is intended to be Tax-qualified under §401(a) of the Code.

“Real Estate” means real property owned, leased, subleased, or used by the Company or any of its Subsidiaries listed in the Real Estate Schedule.

“Related Transactions” means the initial borrowing under the Loan and Security Agreement on the Closing Date, the issuance of the Note and the Warrant, the Reorganization,

the ISI MCS Transaction, payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transaction Documents” means the Senior Loan Documents, the Transaction Documents, the Reorganization Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Reorganization” means the recapitalization and reorganization of the Company pursuant to the Reorganization Documents, and the distribution by the Company to its stockholders of an aggregate amount not to exceed Seventeen Million Dollars ($17,000,000).

“Reorganization Documents” means those documents identified on the Reorganization Schedule attached hereto

“Restricted Payment” means (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Capital Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of the Company’s Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness other than the Permitted Indebtedness; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Capital Stock of the Company now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of the Company’s Capital Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of the Company other than payment of compensation in the ordinary course of business to stockholders who are employees of the Company and advances or reimbursement for reasonable out-of-pocket expenses incurred or to be incurred by such employees on behalf of the Company (including, without limitation, moving, entertainment and travel expenses); and (g) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by the Company to any stockholder of the Company or any Affiliate of the Company or such stockholder.

“Securities” means, collectively, the Note and the Warrant.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Senior Debt” means all obligations by the Senior Lender under the Senior Loan Documents, to the extent permitted under the Senior Subordination Agreement.

“Senior Lender” means LaSalle Bank National Association, a national banking association, and its successors and assigns.

“Senior Leverage Ratio” means the ratio of the Company’s (i) aggregate Indebtedness (excluding Indebtedness subordinated to Senior Lender in writing) to (ii) EBITDA.

“Senior Loan Documents” means the Loan and Security Agreement and the related agreements, documents and instruments among the Senior Lender, the Company and the Guarantors, as such agreements are in effect at the Closing and as may be amended, restated, modified or waived from time to time in accordance with the provisions of the applicable Senior Loan Document in a manner consistent with the terms of the Senior Subordination Agreement.

“Senior Subordination Agreement” means that certain Subordination Agreement dated the date hereof by and among the Company, the Purchaser and the Senior Lender, in form and substance acceptable to the Purchaser, as may be amended, restated, supplemented or otherwise modified from time to time.

“Shares” shall mean certificated or uncertificated instruments or denominations that represent the ownership of the Capital Stock of a Person.

“Stockholders’ Agreement” has the meaning set forth in Section 3.2.

“Subsidiary” shall mean any Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the Board of such Person (irrespective of whether at the time Capital Stock of any other class of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, or any corporation, partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding Capital Stock having voting power to control such Person is at the time, directly or indirectly, owned by the Company or any partnership of which the Company is a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Company.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Transaction Documents” means this Agreement, the Note, the Warrant, the Stockholders’ Agreement, the Senior Subordination Agreement, the ISI MCS Documents to which the Company is a party and all other documents, instruments and agreements executed by or on behalf of the Company and delivered in connection herewith or at any time hereafter to or for the Purchaser or any transferee of the Purchaser, all as amended, restated, supplemented or modified from time to time.

“UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Illinois.

“Warrant” means that certain Common Stock Purchase Warrant, dated the date hereof, issued by the Company in favor of the Purchaser to acquire, in the aggregate, up to thirty percent (30.00%) of the Capital Stock of the Company, on a fully diluted basis, in substantially the form as set forth in Exhibit B attached hereto, as amended, modified, supplemented or restated from time to time.

“Warrant Stock” shall have the meaning ascribed to such term in the Warrant.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding Capital Stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

1.2                                 Accounting Principles.  The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied.

1.3                                 Rules of Construction.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement and not to any particular section, subsection or clause contained in this Agreement.  The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation” and shall not be limited by any enumeration or otherwise.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.                                       Authorization and Closing.

2.1                                 Authorization of the Securities. The Company shall authorize the issuance and sale of the Note and the Warrant.

2.2                                 Purchase and Sale of the Securities.

(a)                                  At the Closing, the Company shall sell and issue to the Purchaser and, subject to the terms and conditions set forth herein, the Purchaser shall purchase from the Company, the Note at an aggregate purchase price equal to $15,300,000.

(b)                                 At the Closing, the Company shall sell and issue to the Purchaser and, subject to the terms and conditions set forth herein, the Purchaser shall purchase from the Company, the Warrant at an aggregate purchase price equal to $210,000.

2.3                                 The Closing.  The closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Vedder, Price, Kaufman & Kammholz, P.C., at 10:00 a.m. on October 22, 2004 (the “Closing Date”), or at such other place or on such other date as may be mutually agreeable to the Company and the Purchaser.  At the Closing, (a) the Company shall deliver to the Purchaser the Note, payable to the order of the Purchaser, and (b) the Company shall deliver to the Purchaser the Warrant registered in the Purchaser’s name; upon payment by the Purchaser, in the aggregate, of Fifteen Million Three Hundred Thousand Dollars ($15,300,000), by wire transfer of immediately available funds to account(s) specified in writing by the Company to the Purchaser at least two (2) Business Days prior to the Closing.

3.                                       Conditions of the Purchaser’s Obligations at the Closing.

The obligation of the Purchaser to purchase and pay for the Securities at the Closing is subject to the fulfillment as of the Closing of the following conditions to the satisfaction of the Purchaser in its sole discretion:

3.1                                 Representations and Warranties; Covenants; No Event of Default.  The representations and warranties contained in Section 5 hereof shall be true and correct at and as of the Closing as though then made; the Company shall have performed all of the covenants required to be performed by it hereunder and under the other documents, agreements and instruments executed in connection herewith that are to be complied with or performed by the Company, on or prior to the Closing; and there shall not exist any state of facts that would constitute an Event of Default or Potential Event of Default under this Agreement.

3.2                                 Stockholders’ Agreement.  The Company, the Purchaser and certain other Persons shall have entered into a Stockholders’ Agreement, in substantially the form set forth in Exhibit C attached hereto (as may be amended, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), and the Stockholders’ Agreement shall be in full force and effect as of the Closing.

3.3                                 Securities Law Compliance.  The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

3.4                                 Senior Loan Agreement.  The Company, the Guarantors and the Senior Lender shall have entered into the Loan and Security Agreement providing for, among other financial accommodations to the Company, a revolving credit facility in an aggregate amount of (a) Four Million Five Hundred Thousand Dollars ($4,500,000) during the period from the initial disbursement of funds until the Company delivers to the Senior Lender audited financial statements for the year ending December 31, 2004 and documentation verifying compliance with the financial covenants contained in the Loan and Security Agreement for the period ending December 31, 2004 and (b) Six Million Dollars ($6,000,000) thereafter.  At Closing, the Company shall have minimum availability under the Loan and Security Agreement in the amount of Five Hundred Thousand Dollars ($500,000).

3.5                                 Senior Subordination Agreement.  The Purchaser, the Senior Lender and the Company shall have executed and delivered the Senior Subordination Agreement.

3.6                                 Reorganization.  On or prior to the Closing Date, the Company shall have consummated the Reorganization and, pursuant to the terms of the Reorganization Documents, the ownership of the Capital Stock of the Company shall be as set forth on the Capitalization Schedule.

3.7                                 Bonding Transaction.  The appropriate parties shall have executed and delivered the ISI MCS Documents.

3.8                                 No Material Adverse Change.  Since the date of the Latest Balance Sheet, there shall have been no change in the financial condition, operating results, assets, operations, business prospects, employee relations or customer or supplier relations of the Company or its Subsidiaries or their respective Affiliates which would have a Material Adverse Effect.

3.9                                 Opinion of the Company’s Counsel; Other Opinions and Documents.  The Purchaser shall have received from each of Akin, Gump, Strauss, Hauer & Feld, L.L.P., and Youngblood & Associates, counsel for the Company, an opinion, which shall be addressed to the Purchaser, dated the date of the Closing and in form and substance satisfactory to the Purchaser.  In addition, all certificates, opinions and letters delivered in connection with the Loan and Security Agreement and the Reorganization shall be addressed to the Purchaser or accompanied by or contain a written authorization from the Person delivering such certificate, opinion or letter stating that the Purchaser may rely on such document as though it were addressed to it.

3.10         Closing Documents.  The Company shall have, or shall cause to be, delivered to the Purchaser all of the following documents in form and substance reasonably satisfactory to the Purchaser:

(a)           the Note, duly completed and executed by the Company;

(b)           the Warrant, duly completed and executed by the Company;

(c)           an officer’s certificate, dated the date of the Closing, stating that the conditions specified in Sections 2 and 3 have been fully satisfied;

(d)           certified copies of the resolutions duly adopted by the Board of the Company and the Guarantors authorizing the execution, delivery and performance of the following documents and/or transactions to which it is a party:  the Senior Loan Documents, the Senior Subordination Agreement and each of the other agreements contemplated, respectively, thereby; this Agreement, the other Transaction Documents and each of the other agreements contemplated hereby and thereby; the issuance and sale of the Securities; and the consummation of all other transactions contemplated by this Agreement;

(e)           certified copies of the Governing Documents of the Company and each of its Subsidiaries, each as in effect at the Closing;

(f)            certified copies of the Reorganization Documents, the ISI MCS Documents and the Senior Loan Documents, each as in effect at the Closing;

(g)           fully executed copies of the Employment Agreements;

(h)           certified copies of the Bonus Plan and the Option Plan and any and all grant letters or similar documents issued to any Person pursuant to the Option Plan;

(i)            copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including all blue sky law filings and waivers of all preemptive rights and rights of first refusal); and

(j)            such other documents relating to the transactions contemplated by this Agreement as the Purchaser or their counsel may reasonably request.

3.11         Proceedings.  All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and its counsel.

3.12                           Expenses.  At the Closing, the Company shall have reimbursed the Purchaser for, and shall have paid to certain other Persons, the fees and expenses as provided in Section 9.1 hereof.

3.13                           Due Diligence.  The Purchaser shall be satisfied in its sole discretion with the results of its legal, accounting, business and other due diligence investigation and review of the Company and its Subsidiaries.

3.14                           Investment Fee.  The Company shall have paid to the Purchaser an investment fee in the amount of $175,000, by wire transfer of immediately available funds to an account specified in writing by the Purchaser, which amount represents the balance of the investment fee of $250,000 due to the Purchaser at Closing.

3.15                           Compliance with Applicable Laws.  The issuance and sale of the Securities by the Company hereunder and the consummation of the transactions contemplated by the Transaction Documents shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject the Company to any penalty, liability, or other onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the issuance and sale of the Securities hereunder shall be permitted by laws, rules and regulations of the jurisdictions and Governmental Authorities and agencies to which the Company is subject.

3.16                           Waiver.  Any condition specified in this Section 3 may be waived if consented to by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser.

3.17                           Use of Proceeds.  The Company shall have provided to the Purchaser a Use of Proceeds Schedule summarizing, in reasonable detail, the flow of funds as a result of the consummation of the transactions contemplated by the Transaction Documents.

4.                                       Covenants.  Except as otherwise specifically provided in this Section 4, the Company shall comply with the following covenants so long as all or any portion of the Note and/or the Warrant remains outstanding.

4.1                                 Financial Statements and Other Information.  The Company shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures).  The Company will deliver each of the Financial Statements and other reports described below to the Purchaser.

(a)                                  Financial Statements.  The Company shall deliver to the Purchaser the following financial statements, all of which shall be prepared in accordance with GAAP consistently applied and subject to year end adjustments (i) no later than thirty (30) days after each calendar month, copies of internally prepared consolidated financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of the Company and its Subsidiaries, certified by the Chief Financial Officer of the Company prepared on a consolidated and consolidating basis; (ii) no later than thirty (30) days after the end of each of the first three quarters of the Company’s Fiscal Year, copies of internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus, certified by the Chief Financial Officer of the Company and (iii) no later than ninety (90) days after the end of each of the Company’s Fiscal Years, audited annual financial statements prepared on a consolidated and consolidating basis with an unqualified opinion by independent certified public accountants selected by the Company and reasonably satisfactory to the Purchaser, which financial statements shall be accompanied by copies of any management letters sent to the Company by such accountants.

(b)                                 Monthly Reports.  As soon as available and in any event (i) within thirty (30) days after the end of each month (including the last month of the Company’s Fiscal Year), the Company will deliver: (A) a detailed trial balance of the Company’s accounts and those of its Subsidiaries, separately identifying all bonded accounts receivable and all other accounts, aged per invoice date, in form and substance reasonably satisfying to the Purchaser including, without limitation, the names and addresses of all debtors of the Company and its Subsidiaries, (B) a summary and detail of accounts payable, including a listing of any held checks and (C) a work-in-progress report setting forth the status of all on-going projects, including reasonable identification of all contracts pursuant to which the Company or any of its Subsidiaries is then providing goods and services, the percentage of completion of the project or projects which are the subject of such contracts, the costs incurred to date and the total expected cost of such contract, and such other information regarding the Company’s or any of its Subsidiaries’ work-in-progress as the Purchaser may reasonably request; and (ii) as soon as available and in any event within thirty (30) days after the end of each month (including the last month of the Company’ and its Subsidiaries’ Fiscal Year), the Company will deliver the general ledger inventory account balance and a perpetual inventory report.

(c)                                  Accountants’ Reports.  Promptly upon receipt thereof, the Company will deliver copies of all significant reports submitted by the Company’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of the Company or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(d)                                 Management Report.  Together with each delivery of Financial Statements of the Company and its Subsidiaries pursuant to Section 4.1(a), the Company will deliver a management report (i) describing the operations and financial condition of the Company and its Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (ii) discussing the reasons for any significant variations.  The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information fairly presents the results of operations and financial condition of the Company and its Subsidiaries as at the dates and for the periods indicated.

(e)                                  Projections and Annual Budget.  As soon as practicable and in any event no later than thirty (30) days prior to the beginning of each of the Company’s Fiscal Years, the Company will deliver to the Purchaser projections and an annual budget, prepared on a monthly and annual basis, for the Company and its Subsidiaries for the succeeding Fiscal Year.

(f)                                    Explanation of Budget and Projections.  In conjunction with the delivery of the annual presentation of projections or budget referred to in Section 4.1(e) above, the Company shall deliver a letter signed by the CEO or President of the Company and by the Treasurer or Chief Financial Officer of the Company, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budget and the prior Fiscal Year financial statements of the Company.

(g)                                 SEC Filings and Press Releases.  After an IPO and promptly upon their becoming available, the Company will deliver copies of (i) all Financial Statements, reports, notices and proxy statements sent or made available by the Company or any of its Subsidiaries to their stockholders, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any other Governmental Authority or any private regulatory authority, and (iii) all press releases and other statements made available by the Company or any of its Subsidiaries to the public concerning developments in the business of any such Person.

(h)                                 Events of Default, Etc.  Promptly upon any officer of the Company obtaining knowledge of any of the following events or conditions, the Company shall deliver copies of all notices given or received by the Company or any of its Subsidiaries with respect to any such event or condition and a certificate of the Company’s chief executive officer specifying the nature and period of existence of such event or condition and what action Company or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto:  (i) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Potential Event of Default; (ii) any notice that any Person has given to the Company or any of its Subsidiaries or any other action taken with respect to a claimed default, breach or violation under the Loan and Security Agreement or any other material agreement to which the Company or any of its Subsidiaries is a party; or (iii) any default or event of default with respect to any Indebtedness of the Company or any of its Subsidiaries.

(i)                                     Litigation.  Promptly upon any officer of the Company obtaining knowledge of (i) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, Tax audit or arbitration now pending or, to the best knowledge of the Company after due inquiry, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (“Litigation”) not previously disclosed by the Company to the Purchaser or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or adversely affecting the Company or any property of the Company which, in the case of each of clauses (i) and (ii) could reasonably be expected to have a Material Adverse Effect, the Company will promptly give notice thereof to the Purchaser and provide such other information as may be reasonably available to the Company to enable the Purchaser and their counsel to evaluate such matter.

(j)                                     Notice of Corporate and other Changes.  The Company shall provide prompt written notice of (i) all jurisdictions in which the Company becomes qualified after the Closing Date to transact business, (ii) any change after the Closing Date in the authorized and issued Capital Stock of the Company or any of its Subsidiaries or any amendment to their Governing Documents, (iii) any Subsidiary created or acquired by the Company or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (iv) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other Transaction Document to be untrue or misleading in any material respect in light of the circumstances in which they were made.  The foregoing notice requirement shall not be construed to constitute consent by the Purchaser to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(k)                                  Compliance Certificate.  Together with each delivery of Financial Statements of the Company and its Subsidiaries pursuant to Sections 4.1(a) and (b), the Company will deliver a fully and properly completed Compliance Certificate signed by each of the Company’s chief executive officer and chief financial officer.

(l)                                     Taxes.  The Company shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by the Company or any of its Subsidiaries and (ii) any agreement by the Company or any of its Subsidiaries or request directed to the Company or any of its Subsidiaries to make any adjustment under Code §481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.  Nothing in this Section 4.1(l) shall require the Company to give written notice or to be otherwise restricted from extending the due date in the normal course of business and in accordance with applicable laws for the filing of any tax return.

(m)                               Pension Plan.  The Company shall provide prompt written notice of (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Plan, (iii) the taking of any action with respect to a Pension Plan which might reasonably be expected to result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which might reasonably be expected to result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan), (v) any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or (vi) any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(n)                                 Insurance. The Company shall provide prompt written notice of any cancellation (unless replaced by a materially similar policy) or material change in any insurance maintained by the Company or any of its Subsidiaries.

(o)                                 Environmental Claim.  The Company shall provide prompt written notice of any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Liabilities or (ii) the enactment or effectiveness of any law, rule, or regulation) which might reasonably be expected to have a Material Adverse Effect.

(p)                                 Senior Lender Reports.  The Company shall promptly provide copies of any month-end collateral reports, copies of any statements, reports, certificates, disclosures and any other information delivered to the Senior Lender under the terms of the Loan and Security Agreement, including the Compliance Certificate, not otherwise required to be delivered to the Purchaser hereunder.

(q)                                 Material Supplier.  The Company shall provide prompt written notice of any information received by the Company, whether written or oral, that any material supplier intends to cease, materially and negatively alter or decrease the rate of business done with the Company, together with a copy of any written notice received from such supplier.

(r)                                    Other Information.  With reasonable promptness, the Company will deliver such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Purchaser.

For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial Statements furnished to the Purchaser pursuant to this Section 4.1 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that the Company shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).  All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

4.2                                 Inspection of Property.  The Company shall, at its expense, permit any representatives designated by the Purchaser, during normal business hours and at such other times as the Purchaser may reasonably request, to (a) visit and inspect any of the properties of the Company and/or its Subsidiaries; (b) examine the corporate and financial records of the Company and/or its Subsidiaries and make copies thereof or extracts therefrom; and (c) discuss the affairs, finances and accounts of any such Persons with the directors, officers, key employees and independent accountants of the Company and/or its Subsidiaries, as the case may be.  The presentation of an executed copy of this Agreement by the Purchaser to the independent accountants of the Company or any of its Subsidiaries, as the case may be, shall constitute such Person’s permission to its independent accountants to participate in discussions with the Purchaser.

4.3                                 Board Meetings.  The Company shall hold meetings of its Board no less frequently than quarterly, unless otherwise agreed to by the Purchaser Designee

(as defined below).  The Purchaser shall be notified of the time, place and purpose of each meeting of the Board of the Company (the “Company Board”) and the Board of the Company’s Subsidiaries (the “Subsidiary Boards”).  Pursuant to the Stockholders’ Agreement, as long as the Purchaser, together with its transferees, holds, or is deemed to hold, at least ten percent (10%) of the Common Stock, on a fully-diluted basis, the Purchaser shall have the right to designate one Person who the Company and the holders of its Common Stock shall agree to nominate and vote to elect as a member of the Company Board and each Subsidiary Board (the “Purchaser Designee”) and one Person who shall have observation rights with respect to all meetings of the Company Board and any Subsidiary Boards (the “Purchaser Observer”).  The Purchaser Observer shall have the right to attend each meeting of the Company Board and each Subsidiary Board and all committees, respectively, thereof, and the Purchaser Designee shall be appointed to each committee of the Company Board and each Subsidiary Board.  The Company Board and each Subsidiary Board shall give the Purchaser notice of each meeting of its Board and the committee thereof at the same time and in the same manner as notices given to the members of its Board (which notice shall be promptly confirmed in writing).  The Purchaser Designee and the Purchaser Observer shall be entitled to receive all written materials and other information given to members of the Company Board and the Subsidiary Boards in connection with such meetings at the same time such materials and information are given to all other members of such Boards.  The Company shall reimburse the Purchaser Designee and the Purchaser Observer for reasonable out-of-pocket expenses in connection with attending such Person’s Board and committee meetings.  The Company agrees to take any and all actions necessary to effectuate the intent of the foregoing provisions of this Section 4.3.

4.4                                 Investor Protection; Investment Opportunities.

(a)                                  In connection with any Change In Control or similar transaction under circumstances where the Purchaser or any transferee thereof continues to hold the Warrant or any portion thereof, the Company shall make, or cause to be made, available to the Purchaser and/or such transferee all economic benefits in a manner that treats the Purchaser and/or such transferee equitably with respect to all other equityholders of Company.  In this regard, the Company agrees to structure any Change In Control or similar transaction, under circumstances where any Purchaser or any transferee thereof continues to hold the Warrant or any portion thereof, in order to treat all equityholders, including the Purchaser and/or such holder, in a fair and equitable manner and such transaction structure shall not include disguised purchase price components payable to any equityholder in the form of payments allocated to covenants not to compete, consulting payments and the like, except for employment agreements or similar agreements providing for reasonable “arms length” levels of compensation to such equityholder in return for future services to be rendered to the acquirer subsequent to a Change In Control.

(b)                                 As a further material inducement to the Purchaser to enter into the transactions contemplated by this Agreement and to purchase the Securities, the Company agrees that, notwithstanding anything to the contrary contained in its Certificate of Incorporation as in effect on the date hereof or as hereafter amended, modified or restated, to the extent the Company becomes aware of any business or investment opportunities in or related to, or with operations related to, the business of the Company or its Subsidiaries which the Company or any of its Subsidiaries or Affiliates is interested in pursuing other than through the Company or its Subsidiaries, the Company shall, and shall cause its Subsidiaries and Affiliates to, provide the Purchaser with reasonable advance notice of, and the ability to participate in, such business or investment opportunity on the same terms as the Company and/or its Subsidiaries and their respective Affiliates.

4.5                                 Restrictive Covenants.  Except as otherwise specifically provided in this Section 4.5, the Company shall comply with the following covenants so long as all or any portion of the Note and/or the Warrant remains outstanding:

(a)                                  Indebtedness.  The Company shall not and shall not cause or permit its Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 4.5(d)) except for Permitted Indebtedness.

(b)                                 Liens and Related Matters.

(i)                                     No Liens.  The Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Company or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances.

(ii)                                  No Negative Pledges.  The Company shall not, and shall not cause or permit its Subsidiaries to directly or indirectly enter into or assume any agreement (other than this Agreement and the Senior Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

(iii)                               Restrictions on Distributions.  Except for restrictions of the type referred to in clauses (A) through (D) below or provided herein or in the Senior Loan Documents, the Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any such Subsidiary to: (A) pay dividends or make any other distribution on any of its Capital Stock; (B) pay any Indebtedness owed to the Company or any other Subsidiary; (C) make loans or advances to the Company or any other Subsidiary; or (D) transfer any of its property or assets to the Company or any other Subsidiary.

(c)                                  Investments.  The Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly make or own any Investment in any Person except for Permitted Investments.

(d)                                 Contingent Obligations.  The Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(i)            Letter of Credit Obligations (as defined in the Loan and Security Agreement);

(ii)           those incurred by the Subsidiaries acting in their capacities as Guarantors under the Senior Loan Documents and the Transaction Documents;

(iii)          those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(iv)          those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $100,000 in aggregate liability;

(v)           those incurred with respect to Permitted Indebtedness provided that any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations; and

(vi)          payment of the Put Price (as defined in the Warrant).

(e)                                  Restricted Payments.  The Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except (i) in connection with the Reorganization, the Company shall be permitted to distribute up to $17,000,000 to its stockholders on the Closing Date, or during the five (5) Business Day period thereafter, in accordance with the terms of the Reorganization Documents, (ii) for management fees paid among the Company and its Subsidiaries in a manner which is substantially consistent with prior practices, (iii) for loans (up to $50,000 in the aggregate at any time outstanding), (iv) pursuant to the terms, or in connection with the exercise of, the Warrant, and (v) as otherwise specifically provided herein.

(f)                                    Restriction on Fundamental Changes.  Other than Permitted Investments, the Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly:  (i) amend, modify or waive any term or provision of its Governing Documents unless required by law; (ii) enter into any Change In Control transaction on or prior to October 22, 2006; (iii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iv) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person.

(g)                                 Disposal of Assets.  The Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (i) sales of Inventory in good faith to customers for fair value in the ordinary course of business, (ii) dispositions of obsolete Equipment not used or useful in the business and (iii) Permitted Encumbrances.

(h)                                 Transactions with Affiliates.  The Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer, manager, representative, agent or employee of the Company, except (i) as set forth on the Affiliated Transactions Schedule; (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Company or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to the Purchaser, are no less favorable to the Company or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and are approved by the Company (and/or Subsidiary) Board including the affirmative vote of the Purchaser Designee; (iii) for each of the employees party to the Employment Agreements, payment of reasonable compensation to officers and employees for services actually rendered to the Company or any of its Subsidiaries and reasonable out-of-pocket expenses incurred by them on behalf of the Company or any of its Subsidiaries; (iv) payment of the compensation and other amounts pursuant to the terms of the Employment Agreements; (v) the Green Wing Lease, which may not be amended, restated, substituted, replaced or otherwise modified without the consent of the Purchaser; (vi) payments made pursuant to the Bonus Plan; and (vii) grants made under or pursuant to the Option Plan.

(i)                                     Directors’ Fees.  The Company shall not, and shall not cause any of its Subsidiaries to, pay fees to any Person to act as a director of the Company or any Subsidiary, except fees payable to independent directors of the Company Board, which fees shall not exceed $50,000 in the aggregate during any Fiscal Year of the Company.

(j)                                     Conduct of Business.  The Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly engage in any business other than businesses currently conducted and those of the type described on the Restricted Business Schedule.

(k)                                  Changes Relating to Indebtedness.  The Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly change or amend, modify or waive any provision of (i) the Loan and Security Agreement, except as permitted under the Senior Subordination Agreement, or (ii) any material provision of its other Indebtedness.

(l)                                     Fiscal Year.  The Company shall not change its Fiscal Year or permit any of its Subsidiaries to change their respective fiscal years.

(m)                               Press Release; Public Offering Materials.  The Company agrees that neither it nor its Subsidiaries or Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Capital Stock of the Company, using the name of the Purchaser or its Affiliates or referring to this Agreement, the other Transaction Documents or the Related Transaction Documents without the prior written consent of the Purchaser unless (and only to the extent that) the Company or its Subsidiary or Affiliate is required to do so under law and then, in any event, the Company or its Subsidiary or Affiliate will notify the Purchaser before issuing such press release or other public disclosure.  The Company consents to the publication by the Purchaser of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement following consummation of the transactions contemplated hereby.  The Purchaser shall provide a draft of any such tombstone or similar advertising material to the Company for review and comment prior to the publication thereof.

(n)                                 Subsidiaries.  The Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary.

(o)                                 Hazardous Materials.  The Company shall not and shall not cause or permit its Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (i) violate in any respect, or form the basis for any Environmental Liabilities to the Company or any of its Subsidiaries

under, any Environmental Laws or Environmental Permits or (ii) otherwise adversely impact the value or marketability of any of the Real Estate or any other property or assets of the Company, other than such violations or Environmental Liabilities to the Company or its Subsidiaries that could not reasonably be expected to have a Material Adverse Effect.

(p)                                 ERISA.  The Company shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

(q)                                 Sale Leasebacks.  The Company shall not and shall not cause or permit any of its Subsidiaries to engage in any sale leaseback, synthetic lease or similar transaction involving any of its or their assets.

(r)                                    Changes to Material Contracts.  The Company shall not and shall not cause or permit any of its Subsidiaries to change or amend the terms of any material contract in any respect, including the Master Subcontract Agreements.

(s)                                  Prepayments of Other Indebtedness.  Except as otherwise specifically provided in this Agreement, the Company shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations or (ii) the Senior Debt if and to the extent required by the Loan and Security Agreement and/or permitted by the Senior Subordination Agreement.

(t)                                    Use of Proceeds; Margin Securities.  The Company shall not, nor shall the Company permit any of its Subsidiaries to, use any proceeds from the sale of the Note and the Warrant hereunder, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulation T promulgated by the Board of Governors of the Federal Reserve Board, or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities.”

(u)                                 Management; Compensation.  The Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior approval of the Company Board (including the affirmative vote or consent of the Purchaser Designee), (x) increase the compensation paid to any officer, key employee or consultant in excess of, as applicable, (i) historical increases in such compensation consistent with the past practices of the Company, (ii) the amounts provided for in the Employment Agreements, or (iii) the amounts payable under the Bonus Plan, or (y) terminate the employment of any executive or key employee.

(v)                                 Office Locations.  The Company shall not, nor shall the Company permit any of its Subsidiaries to, collectively open more than one (1) new office location during any Fiscal Year.

4.6                                 Affirmative Covenants.  Except as otherwise specifically provided in this Section 4.6, the Company shall comply with the following covenants so long as all or any portion of the Note and/or the Warrant remains outstanding:

(a)                                  Preservation of Corporate Existence, Etc.  Cause to be done all things necessary (i) to maintain, preserve and renew its corporate existence, rights, franchises, privileges, qualifications and all licenses, authorizations and permits necessary to the conduct of its businesses and (ii) for its employees to maintain, preserve and review all licenses, authorizations and permits necessary to the conduct of its businesses.

(b)                                 Maintenance of Properties.  Maintain and keep its properties in good repair, working order and condition (ordinary wear, tear and obsolescence excepted).

(c)                                  Tax Matters. Pay and discharge when payable all Taxes, assessments and Charges imposed upon its properties or upon it or its income or profits (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith; provided, however, this Section 4.6(c) shall not preclude the Company or its Subsidiaries from contesting any Taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP.

(d)                                 Compliance with Laws and Contractual Obligations.  The Company will, (i) comply with and shall cause each of its Subsidiaries to comply with (A) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to Taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which the Company or its Subsidiaries is now doing business or may hereafter be doing business and (B) the obligations, covenants and conditions contained in all Contractual Obligations of the Company or any of its Subsidiaries, other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (ii) maintain or obtain, and shall cause each of its Subsidiaries and each of its employees to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by the Company or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  This Section 4.6(d) shall not preclude the Company or its Subsidiaries from contesting any Taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP.

(e)                                  Environmental Matters.  The Company shall and shall cause each of its Subsidiaries to: (i) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (ii) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to or from any of its Real Estate; (iii) notify the Purchaser promptly after the Company or any of its Subsidiaries becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to the Company or its Subsidiaries; and (iv) promptly forward to the Purchaser a copy of any order, notice, request for information or any communication or report received by the Company or any of its Subsidiaries in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities to the Company or any of its Subsidiaries, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If the Purchaser at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by the Company or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then the Company and its Subsidiaries shall, upon the Purchaser’s written request (A) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Company’s expense, as the Purchaser may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Purchaser and shall be in form and substance reasonably acceptable to the Purchaser, and (B) permit the Purchaser or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as the Purchaser deems appropriate, including subsurface sampling of soil and groundwater.  The Company shall reimburse the Purchaser for the costs of such audits and tests and the same will constitute a part of the Obligations.

(f)                                    Maintenance of Insurance.  (i) Apply for and/or continue in force with responsible insurance companies adequate insurance covering risks of such types and covering casualties, risks and contingencies of such types and in such amounts as are customary for entities of similar size engaged in similar lines of business, but in no event materially less than such amounts that were maintained as of the Closing; and (ii) within thirty (30) days of the Closing Date, the Company shall be named as beneficiary under life insurance policies in the name of each of Samuel C. Youngblood and Donald J. Carr in the amount of $2,000,000 and $1,000,000, respectively.

(g)                                 Books and Records.  Maintain proper books of record and account which present fairly and accurately its financial condition and results of operations and make provisions on its Financial Statements for all such proper reserves as in each case are required in accordance with GAAP consistently applied.

(h)                                 Employee Benefit Plans.  (i) Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations, (ii) not permit, or permit any member of the Controlled Group to permit, any condition to exist in connection with any Pension Plan, which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan, and (iii) not engage in, permit to exist or occur, and not permit any member of the Controlled Group to engage in, permit to exist or occur, any other condition, event or transaction with respect to any such Employee Benefit Plan which would be reasonably likely to result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty.

(i)                                     Compliance with Agreements.  The Company shall perform and observe all of its obligations, and shall cause each of its Subsidiaries (including in their capacities as Guarantors) to perform and observe all of their respective obligations, to each holder of all or any portion of the Note, and all of their respective obligations to each holder of all or any portion of the Warrant and/or Warrant Stock, set forth in (i) its Organizational Documents; (ii) the Warrant; (iii) the Note; and (iv) the other Related Transaction Documents.

(j)                                     Capital Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon any exercise of the Warrant, such number of shares of Common Stock issuable upon the exercise of the Warrant.  All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes and Liens.  The Company and, if applicable, the Purchaser and any transferees, shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed.

(k)                                  Intellectual Property Rights.  The Company shall, and shall cause each of its Subsidiaries to, possess and maintain all Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights.  Neither the Company nor any of its Subsidiaries shall take any action, or fail to take any action, which would result in the invalidity, abandonment, misuse or unenforceability of such Intellectual Property Rights or which would infringe upon or misappropriate any rights of other Persons to the extent that such action or failure to act would have a Material Adverse Effect.

(l)                                     D&O Insurance.  Within thirty (30) days of the Closing Date, the Company shall obtain and thereafter maintain directors’ and officers’ liability insurance policies or binders related to such policies in form and substance reasonably satisfactory to the Purchaser.

(m)                               Securities Law Compliance.  The Company shall timely make all filings under all applicable federal and state securities laws necessary in connection with the issuance of the Securities pursuant to this Agreement, if any.

(n)                                 Option Plan Matters.  The Company shall maintain the Option Plan and make any grants under the Option Plan in accordance with the terms thereof.  The Company shall not, and shall cause its Subsidiaries not to, amend, modify or change any material term or provision of the Option Plan, including pursuant to any grant or similar letter issued thereunder or pursuant thereto, without the prior written approval of the Purchaser

(o)                                 Bonding Facility.  The Company shall use its best efforts, as soon as practicable following the Closing, to secure a bonding financing line, similar to the bonding facility that the Company and its Subsidiaries had in place prior to the Closing, that will allow the Company and its Subsidiaries to provide bonds for bonded contracts.  The terms of such bonding financing line shall be reasonably satisfactory to the Purchaser.

4.7                                 Financial Covenants.  So long as (i) any portion of the principal amount of the Note remains outstanding or (ii) the Purchaser, together with any of its transferees, holds, or is deemed to hold, at least ten percent (10%) of the Common Stock on a fully diluted basis, the Company covenants and agrees that it shall and shall cause each of its Subsidiaries to perform and comply with, all covenants in this Section 4.7 applicable to such Person.

(a)                                  Capital Expenditure Limits.  The Company and its Subsidiaries, on a consolidated basis, shall not make Capital Expenditures during any Fiscal Year in excess of $600,000, in the aggregate.

(b)                                 Minimum Fixed Charge Coverage Ratio.  The Company and its Subsidiaries shall have, on a consolidated basis at the end of each month, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.00 to 1.00; provided, however, that in the event the Fixed Charge Coverage Ratio at the end of any month is at or between .90 to 1.00 and ..99 to 1.00, the Company shall have the option (the “Coverage Option”), exercisable one (1) time during the term of this Agreement, to accrue the Current Interest and default interest due and payable under the Note “in kind” for two (2) successive quarterly periods prior to any Event of Default being declared by the Purchaser hereunder.

(c)                                  Senior Leverage Ratio.  The Company and its Subsidiaries on a consolidated basis shall have, at the end of each month, a Senior Leverage Ratio as of the last day of such month and for the 12-month period then ended, of not more than 2.00 to 1.00; provided, however, that in the event (i) the Senior Leverage Ratio at the end of any month is at or between 2.01 to 1.00 and 2.50 to 1.00, and (ii) the Company has not exercised the Coverage Option, the Company shall have the option, exercisable one (1) time during the term of this Agreement, to accrue the Current Interest and default interest due under the Note “in kind” for two (2) successive quarterly periods prior to any Event of Default being declared by the Purchaser hereunder.

(d)                                 Notwithstanding anything to the contrary contained in clauses (b) and (c) above, upon an Event of Default under Section 7.1(g), the Purchaser shall have all of the rights and remedies contained herein.

4.8                                 Covenants Related to ISI*MCS and Green Wing. The Company (a) shall, and shall cause each of its Subsidiaries to, immediately provide to the Purchaser a copy of each notice received pursuant to the ISI MCS Documents and the Green Wing Documents; (b) shall not, and shall not cause or permit any of its Subsidiaries to, change or amend the terms of any of the ISI MCS Documents or the Green Wing Documents; and (c) shall, and shall cause each of its Subsidiaries to, immediately notify the Purchaser of any breach or termination of any of the ISI MCS Documents or the Green Wing Documents.

5.                                       Representations and Warranties of the Company.

As a material inducement to the Purchaser to enter into this Agreement and purchase the Securities hereunder, the Company hereby represents and warrants to the Purchaser as follows:

5.1                                 Organization, Qualifications, Authority and Corporate Power.

(a)                                  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the nature of the Real Estate owned or leased by it requires such licensing or qualification unless and to the extent that the failure to be so licensed or qualified or to be in such good standing would not have a Material Adverse Effect.

(b)                                 The Company has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, and the Company has the corporate power and authority to execute, deliver and perform the Transaction Documents to which it is a party.  The Company is in full compliance with all of the terms and provisions of its Governing Documents.

5.2                                 Subsidiaries.  Each Subsidiary is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, with none being a Foreign Subsidiary, has full and adequate power to own or lease its property and assets and carry on its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Real Estate owned or leased by it requires such licensing or qualification unless and to the extent that the failure to be so licensed or qualified or to be in such good standing would not have a Material Adverse Effect.  All of the outstanding shares of Capital Stock or comparable equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares or other equity interests owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens, other than Liens in favor of the Senior Lender that are held subject to the Senior Subordination Agreement.  There are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Capital Stock or other comparable equity interests of any Subsidiary.

5.3                                 Authorization of Agreements, Etc.  The execution, delivery and performance by each of the Company and the Subsidiaries of the Transaction Documents to which it is a party and the issuance, sale and delivery of the Note and the Warrant by the

Company (a) have been duly authorized by all requisite corporate or partnership action and (b) will not (i) violate any provision of law, any order of any court or other Governmental Authority, its Governing Documents, any material provision of any material indenture, agreement or other instrument to which it is a party or bound, or any of its properties or assets is bound, or (ii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any such order, indenture, agreement or other instrument, or (iii) result in the creation or imposition of any Lien of any nature whatsoever upon any of its properties or assets.

5.4                                 Validity.  This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by general equitable principles, regardless or whether such enforceability is considered in a proceeding at law or in equity).  The Note, the Warrant, the Stockholders’ Agreement, the Senior Subordination Agreement and the other Transaction Documents to be executed by the Company, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms (except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by general equitable principles, regardless or whether such enforceability is considered in a proceeding at law or in equity).

5.5                                 Authorized Capital Stock.

(a)                                  The authorized Capital Stock of the Company consists of 3,000 shares of Common Stock, 104.9064 shares of which are validly issued and outstanding, fully paid and nonassessable.  The stockholders of record and holders of subscriptions, warrants, options, convertible securities and other rights (contingent or otherwise) to purchase or otherwise acquire Capital Stock of the Company and the number of shares of Capital Stock, other equity securities, and the number of such subscriptions, warrants, options, convertible securities and other such rights held by each, are as set forth in the attached Capitalization Schedule.

(b)                                 Except as set forth in the attached Capitalization Schedule and pursuant to the terms and conditions of this Agreement, (i) no Person owns of record or is known to the Company to own beneficially any share of Capital Stock or other equity securities of the Company, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from the Company Capital Stock of the Company is authorized or outstanding and (iii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its Capital Stock any evidence of Indebtedness or assets.  Except as provided for in this Agreement, its Governing Documents, the Transaction Documents, or as set forth in the attached Capitalization Schedule, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Capital Stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  There are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company or any of its Subsidiaries, other than the Stockholders’ Agreement and voting agreement contained therein, included in the Transaction Documents.  All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.  Except as set forth in the attached Capitalization Schedule, the Company has no direct or indirect Subsidiaries.

5.6                                 Solvency.  From and after the date of this Agreement, the Loan and Security Agreement, the transactions contemplated herein and therein, and the Reorganization, the Company and its Subsidiaries:  (a) owns and will continue to own assets the fair market value of which are greater than the total amount of its liabilities (including contingent liabilities); (b) has and will continue to have capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to and will not incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

5.7                                 Assets.  Except as set forth on the attached Assets Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets (including Real Estate) used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Permitted Encumbrances.  Except as described on the Assets Schedule, the Company’ and its Subsidiaries’ buildings, equipment and other tangible assets are in good operating condition and are fit for use in the ordinary course of business. The Company owns, or has a valid leasehold interest in, all assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted

5.8                                 Tax Matters.

(a)                                  Except as set forth on the attached Taxes Schedule: each Consolidated Entity has filed all Tax Returns which it is required to file under applicable laws and regulations; all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations; each Consolidated Entity has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate Taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, equityholder, creditor or other third party unless contesting in good faith pursuant to appropriate proceedings; no Consolidated Entity has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; the accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of each Consolidated Entity if its current Tax year were treated as ending on the date of the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); since the date of the Latest Balance Sheet, no Consolidated Entity has incurred any liability for Taxes other than in the ordinary course of business; the assessment of any additional Taxes for periods for which Tax Returns have been filed by each Consolidated Entity is not expected to exceed the recorded liability therefor on the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); the federal income Tax Returns of each Consolidated Entity has been audited and closed for all Tax years through 1998; no foreign, federal, state or local Tax audits or administrative or judicial proceedings are pending or, to the knowledge of the Company, being conducted with respect to any Consolidated Entity, no information related to Tax matters has been requested by any foreign, federal, state or local Taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local Taxing authority; and there are no unresolved questions or claims concerning the Tax liability of any Consolidated Entity.

(b)                                 No Consolidated Entity has made an election under §341(f) of the Code.  No Consolidated Entity is liable for the Taxes of another Person that is not a Subsidiary in an amount under (i) Treasury Regulation §1.1502-6 (or comparable provisions of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or indemnity, or (iv) otherwise.  No Consolidated Entity is a party to any Tax sharing agreement. Each Consolidated Entity has disclosed on its federal income Tax Returns any position taken for which substantial authority (within the meaning of Code §6662(d)(2)(B)(i)) did not exist at the time the Tax Return was filed.  No Consolidated Entity has made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Code §280G.

5.9                                 Contracts and Commitments.  Except as disclosed on the Contracts Schedule, all of the Company’s and its Subsidiaries’ contracts are valid, binding and enforceable in accordance with their respective terms, except where any failure or failures thereof would not, considered in the aggregate, have a Material Adverse Effect.  The Company and each of its Subsidiaries has performed all obligations required to be performed by it under such contracts and is not in default under or in breach of nor in receipt of any claim of default or breach under any such contract; no event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any such contract; none of the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing all such obligations; none of the Company nor any of its Subsidiaries has knowledge of any breach or anticipated breach by the other parties to any such contract; and none of the Company nor any of its Subsidiaries is a party to any contract or commitment requiring it to purchase or sell goods or services or lease property above or below (as the case may be) prevailing market prices and rates.  The Construction Contracts Schedule sets forth (i) a complete and accurate list of all construction contracts, agreements or commitments, outstanding as of the date hereof, by which the Company and its Subsidiaries are bound and (ii) identifies the percentage of completion or performance for each such contract as of the date hereof.

5.10                           Litigation, Etc.  Except as set forth on the attached Litigation Schedule, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries (or pending, or, to the best of the Company’s knowledge, threatened against or affecting any of the officers, directors, managers or employees of the Company or any of its Subsidiaries with respect to their businesses or proposed business activities on behalf of the Company or any of its Subsidiaries), or pending or threatened by the Company or any of its Subsidiaries against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Company nor any of its Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit); and, to the best of the Company’s knowledge, there is no basis for any of the foregoing. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other governmental agency, and neither Company nor any of its Subsidiaries has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage.

5.11                           Brokerage.  Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any of its Subsidiaries.  The Company shall pay, and shall hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

5.12                           Insurance.  The attached Insurance Schedule contains a description of each insurance policy maintained by the Company or any of its Subsidiaries with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Closing Date. Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any insurance policy maintained by it, and neither Company nor any of its Subsidiaries has been denied insurance coverage. The insurance coverage of the Company and its Subsidiaries is customary for entities of similar size engaged in similar lines of business. Except as set forth on the Insurance Schedule, the Company and its Subsidiaries do not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

5.13                           Employees.  Except as set forth on the attached Employees Schedule, the Company is not aware that any executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries has complied with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes), and the Company is not aware that the Company or any of its Subsidiaries has any labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).  Except as set forth on the attached Employee Schedule, neither the Company nor any of its Subsidiaries nor, to the best of the Company’s knowledge, any of their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company or any of its Subsidiaries. Salaries and bonuses payable or to be paid to each employee during the Company’s 2004 Fiscal Year are set forth on the attached Employees Schedule.

5.14                           Environmental and Safety Matters.

(a)                                  Except as set forth on the attached Environmental Schedule, the Company and its Subsidiaries have complied with and are currently in compliance with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any oral or written notice, regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental Laws which have not been corrected and which relate to the Company or any of its Subsidiaries or any of their properties or facilities.  Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are currently in compliance with, all Environmental Permits that may be required pursuant to any Environmental Law for the occupancy of their properties or facilities or the operation of their businesses.  A list of all such Environmental Permits is set forth on the attached Environmental Schedule.  Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Company or any of its Subsidiaries or otherwise for site investigation or cleanup, or notification to or consent of any Governmental Authorities or third parties under any Environmental Laws (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations). None of the following exists in violation of Environmental Laws at any property or facility owned, occupied or operated by the Company or any of its Subsidiaries:

(i)            underground storage tanks or surface impoundments;

(ii)           asbestos-containing materials in any form or condition; or

(iii)          materials or equipment containing polychlorinated biphenyls.

(b)           Neither Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any Hazardous Material) or owned, occupied or operated any facility or property, so as to give rise to liabilities of the Company or any of its Subsidiaries for response costs, natural resource damages or attorneys fees pursuant to CERCLA, or any other Environmental Law.

(c)           Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company or its Subsidiaries shall prevent, hinder or limit continued compliance with Environmental Laws, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental Laws or any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws (including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, personal injury, property damage or natural resources damage).

(d)           Neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws.

(e)           Neither the Company nor any of its Subsidiaries has received notice of or is subject to any Environmental Liabilities.  No Lien, whether recorded or unrecorded, in favor of any Governmental Authority, relating to any liability of the Company or any of its Subsidiaries arising under any Environmental Laws has attached to any property leased or operated by the Company or any of its Subsidiaries.

5.15         Plans.    No fact, including, but not limited to, any “Reportable Event,” as that term is defined in Section 4043 of ERISA, exists in connection with any Pension Plan of the Company or any of its Subsidiaries which might constitute grounds for termination of any such Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a Trustee to administer any such Pension Plan.  No “Prohibited Transaction” within the meaning of Section 406 of ERISA exists or will exist upon the execution or delivery of this Agreement or the performance by the parties hereto of their respective duties and obligations hereunder.  The Company agrees to do all acts, including but not limited to contributions, necessary to maintain compliance with ERISA and agrees not to terminate any such Pension Plan in a manner or do or fail to do any act which could result in the imposition of a Lien on any property of the Company or its Subsidiaries pursuant to Section 406B of ERISA.  Neither the Company nor its Subsidiaries has incurred withdrawal liability under a Multiemployer Plan.

5.16         Affiliated Transactions.  Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, employee, manager, holder of Capital Stock or Affiliate of the Company or any of its Subsidiaries, or any individual related by blood, marriage or adoption to any such individual, or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, side letter or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries.

5.17         Other Agreement Representations.  The representations and warranties (and the disclosure schedules thereto) made by the Company and the Guarantors in the Loan and Security Agreement, the Reorganization Documents and the ISI MCS Documents are true and correct in all material respects as of the date hereof, and are hereby incorporated in full by this reference and shall be deemed to have been made to (and for the benefit of) the Purchaser in this Agreement.  True and correct copies of the final disclosure schedules referenced in and/or attached to the Loan and Security Agreement, the Reorganization Documents and the ISI MCS Documents have been delivered to the Purchaser.

6.             Representations and Warranties of the Purchaser.

As a material inducement to the Company to enter into this Agreement and sell the Securities hereunder, the Purchaser hereby represents and warrants to the Company as follows:

6.1           Organization and Good Standing.  It is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted.

6.2           Authorization; Power.  The execution and delivery by it of, and the performance by it under, the Transaction Documents to which it is a party and the purchase of the Note and the Warrant issued in favor of it have been duly authorized by all requisite action, and it has the full right, power and authority to enter into, and perform its obligations under, the Transaction Documents to which it is a party.

6.3           Validity.  This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

6.4           Accredited Investor.  It is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

6.5           Purchase for Own Account; Acknowledgment of Risk.  It is acquiring the Securities for its own account without the present intention of resale or distribution.  It acknowledges that it may not resell or otherwise transfer such Securities without an effective registration statement or exemption therefrom under federal and applicable state securities laws, and that it may have to hold its investment for an indefinite amount of time.  It further acknowledges that the purchase of the Securities is a risky investment and that it may lose its entire investment hereby.

6.6           No Violation. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under or result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of, the Purchaser’s Governing Documents or any law to which the Purchaser is subject.

7.             Events of Default.

7.1           Definition.  An “Event of Default” shall be deemed to have occurred for purposes of this Agreement if:

(a)           the Company fails to pay when due and payable (whether at maturity or otherwise) (i) the full amount of interest then accrued on the Note within three (3) Business Days of the date such interest is due, or (ii) the full amount of any principal payment (together with any applicable premium) on the Note;

(b)           the Company or any of its Subsidiaries:

(i)            breaches or fails to perform or observe any of the covenants and obligations described in Section 4.1 of this Agreement and such breach or failure continues for at least forty-five (45) days; or

(ii)           breaches or fails to perform or observe any of the covenants and obligations described in Section 4.2 or 4.6 of this Agreement and such breach or failure continues for at least thirty (30) days; or

(iii)          breaches or fails to perform or observe any of the covenants, obligations or other provisions contained in the Note and such breach or failure continues for at least thirty (30) days; or

(iv)          breaches or fails to perform or observe any of the covenants, obligations or other provisions contained in the Warrant or in Sections 4.4, 4.5 4.7 or 4.8 of this Agreement; or

(v)           breaches or fails to perform or observe any of the covenants, obligations or other provisions contained herein (other than as described above), or contained in any other instrument delivered pursuant hereto or thereto and such breach or failure continues for at least thirty (30) days after notice thereof from the Purchaser;

(c)           any representation, warranty or information contained herein or required to be furnished to the holder of the Note or the Warrant pursuant to this Agreement, or any writing furnished by or on behalf of the Company to the holder of the Note and/or the Warrant, is false or misleading on the date made or furnished;

(d)           the Company or any of its Subsidiaries makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment, decree or injunction is entered adjudicating the Company or any of its Subsidiaries bankrupt or insolvent or an order, judgment, decree or injunction is entered against the Company or any of its Subsidiaries, requiring the dissolution or split up of the Company or any of its Subsidiaries or preventing the Company or any of its Subsidiaries from conducting all or any material part of its business; or any order for relief with respect to the Company or any of its Subsidiaries is entered under the Federal Bankruptcy Code; the Company or any of its Subsidiaries petitions or applies to any tribunal for the appointment of a custodian, trustee, assignee, receiver, liquidator or sequestrator (or similar official) of the Company or any of its Subsidiaries, of any substantial part of the assets of the Company or any of its Subsidiaries, or for the winding up or liquidation of the Company or any of its Subsidiaries’ affairs, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any of its Subsidiaries) relating to the Company or any of its Subsidiaries under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law of any jurisdiction now or hereafter in effect; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any of its Subsidiaries and either (i) the Company or any Subsidiary by any act approves thereof, consents thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within sixty (60) days;

(e)           any money judgment, writ or warrant of attachment, or similar process involving an amount in the aggregate at any time in excess of $110,000 (in any case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against the Company or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, but in any event not later than ten (10) days prior to the date of any proposed sale thereunder;

(f)            the Company or any of its Subsidiaries defaults (i) in payment of any amounts under any indenture, loan agreement or other instrument under which any evidence of Indebtedness of the Company or any of its Subsidiaries has been or hereafter may be issued (other than the Senior Debt) and such default could, in the Purchaser’s sole judgment, have a Material Adverse Effect, or (ii) in compliance with the terms, covenants or other provisions of any such indenture, loan agreement or other instrument, and the effect of such default in compliance is to permit the acceleration of the stated maturity of such Indebtedness (whether or not actually accelerated) or (in the case of demand obligations) results in demand for payment of such Indebtedness and such acceleration or demand could, in the Purchaser’s sole judgment, have a Material Adverse Effect;

(g)           the payment of any portion of the Senior Debt is accelerated by the holders thereof;

(h)           the Company shall breach or fail to perform or observe any of the covenants, obligations or provisions contained in Section 4.3 hereof or in the Stockholders’ Agreement;

(i)            (i) there shall have been any amendment to or termination of the Green Wing Lease, or (ii) any party to the Green Wing Lease shall have breached or otherwise failed to perform or observe any of the covenants, obligations or provisions contained therein;

(j)            (i) there shall have been any amendment to or termination of (A) any of the Master Subcontractor Agreements or (B) any of the ISI MCS Documents or (ii) a party to any of the ISI MCS Documents (other than Purchaser) or any of the Master Subcontractor Agreements shall have breached or otherwise failed to perform or observe any of the covenants, obligations or provisions contained, respectively, therein;

(k)           the Company or any other party to any Affiliate transaction shall have breached or otherwise failed to perform or observe any of the covenants, obligations or provisions related thereto;

(l)            the dissolution of the Company or any Guarantor which is a partnership, limited liability company, corporation or other entity without reconstitution within sixty (60) days of such dissolution;

(m)          the institution in any court of a criminal proceeding against the Company or any Guarantor, or the indictment of the Company or any Guarantor for any felony which, if adversely determined, could have a Material Adverse Effect;

(n)           there shall occur any event which, in the Purchaser’s reasonable judgment, could have a Material Adverse Effect;

(o)           there shall occur a Change In Control or IPO; or

(p)           any provision of this Agreement, the Note or the Warrant affecting the ability of the Company or any Guarantor to pay or perform its obligations hereunder or thereunder shall cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or Governmental Authority.

7.2           Consequences of Events of Default.

(a)           If any Event of Default has occurred, the Current Interest on the Note shall increase immediately by two (2) percentage points to thirteen and fifty-eight hundreths percent (13.58%).  Any increase of the Current Interest resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Default exists (subject to subsequent increases pursuant to this subparagraph).

(b)           If an Event of Default of the type described in Section 7.1(d) has occurred, then the aggregate principal amount of the Note (together with all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders of the Note, and the Company shall immediately pay to the holders of the Note all amounts due and payable with respect to the Note.

(c)           If any Event of Default has occurred and is continuing, then each holder of the Note may declare all or any portion of the outstanding principal amount of its Note (together with all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of such Note (together with all such other amounts then due and payable) owned by such holder.

(d)           Each holder of the Note shall also have any other rights which such holder may be afforded under any Related Transaction Document from time to time and any other rights which such holder may have pursuant to applicable law.

8.             The Guaranties.  To induce the Purchaser to purchase the Securities described herein and in consideration of benefits expected to accrue to each Guarantor and for other good and valuable consideration, each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to the Purchaser and each other holder of the Securities, the due and punctual payment of all present and future Obligations, including the due and punctual payment of principal of and interest on the Note and Obligations with respect to the Warrant and/or Warrant Stock, as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof.  In case of failure by the Company punctually to pay any Obligations, each Guarantor hereby unconditionally and jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Company.

8.1           Guaranty Unconditional.  The obligations of each Guarantor as a guarantor under this Section 8 and with respect to the Transaction Documents shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company or of any other Guarantor under this Agreement or any other Transaction Document or by operation of law or otherwise;

(b)           any modification or amendment of or supplement to this Agreement or any other Transaction Document;

(c)           any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Company, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Company or of any other Guarantor contained in any Transaction Document;

(d)           the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Purchaser, any holder of the Note, any holder of the Warrant or any other Person, whether or not arising in connection herewith;

(e)           any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Company, any other Guarantor or any other Person;

(f)            any application of any sums by whomsoever paid or howsoever realized to any obligation of the Company, regardless of what obligations of the Company remain unpaid;

(g)           any invalidity or unenforceability, relating to or against the Company or any other Guarantor for any reason, of this Agreement or of any other Transaction Document or any provision of applicable law or regulation purporting to prohibit the payment by the Company or any other Guarantor of the principal of or interest on the Note or the sale of Warrant Stock upon the exercise of the Warrant or any other amount payable by them under the Transaction Documents; or

(h)           any other act or omission to act or delay of any kind by the Purchaser, any holder of the Note, any holder of the Warrant or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantors under the Transaction Documents.

8.2           Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this Section 8 shall remain in full force and effect until the principal of and interest on the Note has been paid and satisfied in full in cash, the Warrant has been “put” or exercised and all other Obligations shall have been paid and satisfied in full in cash.  If at any time any payment of the principal of or interest on the Note or any other amount payable by the Company under any of the Transaction Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or of any Guarantor, or otherwise, each Guarantor’s obligations under this Section 8 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

8.3           Waivers.

(a)           General.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Purchaser, any holder of the Note, any holder of the Warrant or any other Person against the Company, another Guarantor or any other Person.

(b)           Subrogation and Contribution.  Each Guarantor hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Guarantor against any Person liable for payment of the Obligations, or as to any security therefor, unless and until the full amount owing on the Obligations has been paid; and the payment by such Guarantor of any amount pursuant to any of the Transaction Documents on account of credit extended to the Company shall not in any way entitle such Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the

Obligations or any proceeds thereof or any security therefor unless and until the full amount owing on the Obligations has been paid.

8.4           Limit on Recovery.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 8 shall not (to the extent required by or as may be necessary or desirable to ensure the enforceability against such Guarantor of its obligations hereunder or thereunder in accordance with the laws of the jurisdiction of its incorporation or where it carries on business) exceed (x) the amount which would render such Guarantor’s obligations under this Section 8 void or voidable under applicable law, including without limitation fraudulent conveyance law minus (y)  $1.00.

8.5           Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Company under this Agreement or any other Transaction Document is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Transaction Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Purchaser.

8.6           Benefit to Guarantors.  All of the Guarantors that are engaged in business are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Guarantor has a direct impact on the success of each other such Guarantor.  Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

8.7           Guarantor Covenants.  Each Guarantor shall take such action as the Company is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Company is required by this Agreement to prohibit such Guarantor from taking.

9.             Miscellaneous.

9.1           Expenses.  The Company shall pay, indemnify, defend and hold the Purchaser harmless from and against liability for the payment of, and reimburse the Purchaser on demand as and when incurred from and against, (a) all reasonable out-of-pocket costs and expenses incurred by it in connection with the due diligence review of the Company, the preparation, negotiation and execution of the Transaction Documents and the consummation of all of the transactions contemplated hereby and thereby (including, without limitation, all reasonable fees and expenses of legal counsel, environmental consultants and accountants), which costs and expenses shall be payable at the Closing (or immediately upon demand by the Purchaser if not paid at the Closing for any reason), all of the foregoing to be capped at Two Hundred Thousand Dollars ($200,000); (b) all reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of each of the Transaction Documents, the Governing Documents of the Company and/or its

Subsidiaries and the other agreements and instruments contemplated hereby and thereby (including, without limitation, in connection with any proposed merger, sale or recapitalization of or involving the Company and/or its Subsidiaries); (c) all recording and filing fees and stamp and other Taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any of the Securities; (d) the fees and expenses incurred with respect to the interpretation and enforcement of the rights granted under each of the Transaction Documents, the Governing Documents of the Company and the agreements or instruments contemplated hereby and thereby (including, but not limited to, costs of collection); and (e) all reasonable costs and expenses, due diligence expenses, travel expenses and legal fees incurred by the Purchaser, in connection with their continuing relationship with the Company and its Subsidiaries after the date hereof including, without limitation, reimbursement of costs and expenses pursuant to Sections 4.2 and 4.3 hereof.  If the Company fails to pay when due any amounts due the Purchaser or fails to comply with any of its obligations pursuant to this Agreement or any other agreement, document or instrument executed or delivered in connection herewith, the Company shall upon demand by the Purchaser, pay to the Purchaser such further amounts as shall be sufficient to cover the reasonable cost and expense (including, but not limited to, reasonable attorneys’ fees) incurred by or on behalf of the Purchaser in collecting all such amounts due or in otherwise enforcing the Purchaser’s rights and remedies hereunder.  The Company also agrees to pay to the Purchaser all reasonable costs and expenses incurred by them, including reasonable compensation to their attorneys for all services rendered, in connection with the investigation of any Event of Default and enforcement of their rights hereunder. The Company shall also pay those fees and expenses set forth on the Fees and Expenses Schedule.

9.2           Remedies.  Each holder of Securities shall have all rights and remedies set forth, as applicable, in this Agreement, the Securities, the Stockholders’ Agreement and the Governing Documents (to the extent applicable to the Securities or holders thereof) of the Company and all rights and remedies which such holders have been granted at any time under any other Transaction Document currently in force.  No remedy hereunder or thereunder conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted at law or in equity.

9.3           Amendments and Waivers.  The provisions of this Agreement may not be amended or waived and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the prior written consent of the Company and Majority Holders; provided, however, that any amendment or amendments that lower the interest rate or lengthen the amortization schedule of the Note shall require the unanimous written consent of the holders of the outstanding principal amount of the Note.

9.4           Survival of Agreement; Indemnities.  All covenants, agreements, representations and warranties contained in this Agreement (including the schedules hereto), the Warrant and the Note, or concurrently with or hereafter made in writing by the Company in connection herewith or therewith, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Purchaser or on their behalf.  In addition, notwithstanding the payment or repayment of all amounts pursuant to this Agreement, the Warrant or the Note, the obligations of the Company pursuant to Sections 9.1, 9.15, 9.16, 9.17, 9.18, 9.19 and 9.20 shall survive indefinitely.

9.5           No Setoffs, Etc.  All payments hereunder and under the Note and the Warrant shall be made by the Company without setoff, offset, deduction or counterclaim, free and clear of all Taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any Governmental Authority.  If the Company shall be required by any law to deduct, setoff or withhold any amount from or in respect of any payment to the Purchaser hereunder or under the Note or the Warrant, then the amount so payable to the Purchaser shall be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, the Purchaser shall receive an amount equal to the sum it would have received had no such deductions, setoffs or withholding been made.

9.6           Successors and Assigns.  Except as otherwise expressly provided herein, all representations, warranties, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether or not so expressed.  In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Purchaser’ benefit as purchasers or holders of the Securities or Warrant Stock are also for the benefit of, and enforceable by, any subsequent holder of such Securities or such Warrant Stock.

9.7           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.8           Counterparts.  This Agreement may be executed in counterparts, either one of which need not contain the signatures of more than one party, but both such counterparts taken together shall constitute one and the same Agreement.

9.9           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

9.10         Governing Law.  The law of the State of Illinois shall govern all issues and questions concerning the relative rights and obligations of the parties and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.  In furtherance of the foregoing, the internal law of the State of Illinois shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9.11         Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the parties hereto at their respective addresses indicated below:

If to the Purchaser:

William Blair Mezzanine Capital Fund III, L.P.
c/o Merit Capital Partners
303 West Madison Street, Suite 2100
Chicago, IL 60606
Attention:  Mr. David M. Jones

with a copy to:

Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Suite 2400
Chicago, Illinois 60601-1003
Attention:  Michael A. Nemeroff, Esq.

If to the Company:

ISI Detention Contracting Group, Inc.
12903 Delivery Drive
San Antonio, TX 78247
Telephone: 210-495-5245
FAX: 210-495-5613
Attention:  Samuel C. Youngblood, CEO

with copies to:

Akin Gump Strauss Hauer & Feld LLP
300 Convent Street
Suite 1500
San Antonio, Texas 78205-3732
Attention: Alan Schoenbaum, Esq.

Youngblood & Associates
400 West 15th Street, Suite 808
Austin, Texas 78701
Telephone: 512 474-7054
FAX: 512 474-5605
Attention: D. Hull Youngblood, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

9.12         Consideration for Securities; Treatment of Fees.  The Purchaser and the Company acknowledge and agree that the fair market value of the Warrant is $210,000.  The Purchaser and the Company shall file their respective federal, state and local Tax returns in a manner which is consistent with such fair market value figures and shall not take any action or position (whether in preparation of Tax returns, financial statements or otherwise) which is inconsistent with any of the above.

9.13         No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.14         Complete Agreement.  This Agreement, the Senior Subordination Agreement and the applicable Related Transaction Documents embody the complete agreement and understanding among the parties and supersede any prior agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

9.15         Indemnification.

(a)           In consideration of the Purchaser’s execution and delivery of this Agreement and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity, the Company shall defend, protect and indemnify the Purchaser and each other holder the Securities and all of their respective officers, directors, stockholders, partners, members, Affiliates, direct or indirect owners, employees, agents, representatives, successors and assigns (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnified Parties”), and save and hold each of them harmless against, and pay on behalf of or reimburse such party on demand as and when incurred from and against any and all actions, causes of action, suits, claims, losses (including diminutions in value and consequential damages), out-of-pocket costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including, without limitation, reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities; or (b) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any of the Indemnified Parties, except to the extent any such Indemnified Liabilities are caused by the particular Indemnified Party’s gross negligence or willful misconduct.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b)           Without limiting the generality of the indemnity set out in Section 9.15(a) above, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all other Indemnified Parties from and against any and all actions, causes of action, suits, losses, liabilities, damages, injuries, penalties, fees, costs, expenses and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, the Purchaser or any other Indemnified Party for, with respect to, or as a direct or indirect result of, the past, present or future environmental condition of any property owned, operated or used by the Company or any of its Subsidiaries, their predecessors or successors or of any offsite treatment, storage or disposal location associated therewith, including, without limitation, the presence on or under, or the Release, or threatened Release into, onto or from, any such property or location of any toxic, chemical or Hazardous Materials (including, without limitation, any losses, liabilities, damages, injuries, penalties, fees, costs, expenses or claims asserted or arising under CERCLA, any so-called “Superfund” or “Superlien” law, or any other applicable federal, state, local or foreign statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning, any toxic, chemical or Hazardous Materials).

(c)           In the event that any Indemnified Party is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for any Indemnified Liabilities (any such third party action or proceeding being referred to as a “Third Party Claim”), the Indemnified Party shall give the Company written notice thereof as soon as practicable after becoming aware of such Third Party Claim.  The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement for Indemnified Liabilities, unless such failure has materially and adversely affected the Company’s ability to defend successfully a Third Party Claim.  The Company shall be entitled to contest and defend such Third Party Claim; provided, that it (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Third Party Claim.  Notice of the intention so to contest and defend shall be given by the Company to the Indemnified Party within twenty (20) Business Days after the Indemnified Party’s notice of such Third Party Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Third Party Claim is due to be filed).  Such contest and defense shall be conducted by reputable attorneys employed by the Company.  The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute an Indemnified Liability unless the Indemnified Party reasonably determines that the Company is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of such Indemnified Party), to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Company in the conduct of such defense.  In no event shall the Company be responsible for the expense of more than one counsel for the Indemnified Parties.  Neither the Indemnified Party nor the Company may concede, settle or compromise any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in the event the Company fails or is not entitled to contest and defend a claim, the Indemnified Party shall be entitled to contest, defend and settle such Third Party Claim at the expense of the Company.

(d)           In the event any Indemnified Party should have a direct claim against the Company that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall deliver a notice of such Direct Claim with reasonable promptness to the Company.  If the Company notifies the Indemnified Party that it does not dispute the Direct Claim described in such notice or fails to notify the Indemnified Party within forty-five (45) days after delivery of such notice by the Indemnified Party whether the Company disputes the Direct Claim described in such notice, the Indemnified Liabilities in the amount specified in the Indemnified Party’s notice shall be conclusively deemed a liability of the Company, and the Company shall pay the amount of such Indemnified Liabilities to the

Indemnified Party on demand in accordance with the terms hereof.  If the Company gives notice to the Indemnified Party that it disputes the Direct Claim, the Indemnified Party may pursue whatever legal remedies may be available to enforce its rights under this Agreement.

9.16         Payment Set Aside.  To the extent that the Company makes a payment or payments to the Purchaser hereunder or under the Note or the Warrant, or the Purchaser enforce their rights or exercise their right of setoff hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.17         Jurisdiction and Venue.  Each of the parties (a) submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois in any legal suit, action or proceeding arising out of or relating to this Agreement, the Note, the Warrant or any other Transaction Document, (b) agrees that all claims in respect of the action or proceeding may be heard or determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement, the Note, the Warrant or any other Transaction Document in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.11.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Purchaser to bring proceedings against the Company in the courts of any other jurisdiction.  To the extent provided by law, should the Company, after being so served, fail to appear or answer to any summons, complaint, process or papers so served within the number of days prescribed by law after the mailing thereof, the Company shall be deemed in default and an order and/or judgment may be entered by the court against the Company, as demanded or prayed for in such summons, complaint, process or papers.  The exclusive choice of forum for Company set forth in this Section 9.17 shall not be deemed to preclude the enforcement by the Purchaser or the holders of the Note or the Warrant of any judgment obtained in any other forum or the taking by the Purchaser or any holders of the Note or the Warrant of any action to enforce the same in any other appropriate jurisdiction, and Company hereby waives the right to collaterally attack any such judgment or action.

9.18         WAIVER OF RIGHT TO JURY TRIAL.  THE COMPANY, THE PURCHASER, THE HOLDERS OF THE NOTE AND THE HOLDERS OF THE WARRANT HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR THE WARRANT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT RESPECTIVELY, THEREOF.  THE COMPANY AGREES THAT THIS SECTION 9.18 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THE PURCHASER WOULD NOT PURCHASE THE SECURITIES HEREUNDER IF THIS SECTION 9.18 WERE NOT PART OF THIS AGREEMENT.

9.19         Certain Waivers.  The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of the Note, and expressly agrees that the Note, or any payment thereunder, may be extended from time to time and that the holders thereof may accept security for the Note or release security for the Note, all without in any way affecting the liability of the Company thereunder.

9.20         Transfer Restrictions.  The Securities acquired pursuant hereto are subject to the applicable transfer restrictions contained herein, in the Note, the Warrant and the Stockholders’ Agreement, as the case may be.

[SIGNATURE PAGE FOLLOWS]

Note and Warrant Purchase Agreement Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Note and Warrant Purchase Agreement on the date first written above.

COMPANY:	PURCHASER:

ISI DETENTION CONTRACTING GROUP, INC.	WILLIAM BLAIR MEZZANINE CAPITAL FUND III, L.P.

By :	By:	William Blair Mezzanine Capital
Name:		Partners III, L.L.C.
Title:		its General Partner

By:
Name: David M. Jones
Its: Managing Director

DETENTION CONTRACTING GROUP, LTD., a Texas limited partnership	ISI DETENTION CONTRACTING GROUP, INC., a Texas corporation

By: ISI Detention Contracting Group, Inc.,	By:
a Texas corporation	Name:
its General Partner	Title:

By :
Name :
Title:

ISI DETENTION CONTRACTING GROUP, INC., a California corporation	ISI DETENTION CONTRACTING GROUP, INC., a New Mexico corporation

By :	By:
Name :	Name:
Title:	Title:

ISI DETENTION SYSTEMS, INC., a Texas corporation	ISI SYSTEMS, LTD., a Texas limited partnership

By :	By: ISI Detention Systems, Inc., a Texas
Name :	corporation
Title:	its General Partner

By:
Name:
Title:

METROPLEX CONTROL SYSTEMS, INC., a Texas corporation	ISI CONTROLS, LTD., a Texas limited partnership

By :	By: Metroplex Control Systems, Inc.,
Name :	a Texas corporation
Title:	its General Partner

By:
Name:
Title:

METROPLEX COMMERCIAL FIRE AND	MCFSA, LTD., a Texas limited partnership
SECURITY ALARMS, INC., a Texas
corporation
By: Metroplex Commercial Fire and
Security Alarms, Inc., a Texas corporation
By :	its General Partner
Name :
Title:	By:
Name:
Title:

EXHIBIT A

Form Note

(See Attached)

A-1

EXHIBIT B

Form of Warrant

(See Attached)

B-1

EXHIBIT C

Stockholders’ Agreement

(See attached)